Exhibit (g)(2)

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

CION ARES MANAGEMENT, LLC

AND

ARES CAPITAL MANAGEMENT II LLC

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this [ ] day of October, 2016, by and among CION ARES MANAGEMENT, LLC, a Delaware limited liability company (the “Advisor”), ARES CAPITAL MANAGEMENT II llc, a Delaware limited liability company (the “Sub-Advisor”), and CION ARES DIVERSIFIED CREDIT FUND, a Delaware statutory trust (the “Fund”), solely as a party with respect to Sections 8 and 11(a) hereof.

WHEREAS, the Advisor and the Sub-Advisor are or will at all necessary times be investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as the investment adviser to the Fund, a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement dated October [ ], 2016 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Fund’s Board of Trustees (the “Board”), to obtain the services of an investment sub-adviser to assist the Advisor in fulfilling its duties thereunder, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Advisor is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.         Duties of the Sub-Advisor.

(a)          Retention of Sub-Advisor. The Advisor hereby employs the Sub-Advisor to assist the Advisor in managing the investment and reinvestment of the assets of the Fund, including overseeing the day-to-day management of the Fund’s investment portfolio, subject to the supervision of the Advisor and the Board, upon the terms set forth herein.

(b)          Responsibilities of Sub-Advisor. Without limiting the generality of the foregoing, the Sub-Advisor shall, during the term and subject to the provisions of this Agreement:

(i)	make recommendations to the Advisor as to the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific securities and other assets to be purchased, retained, or sold by the Fund;

(ii)	place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the Fund’s investments on behalf of the Fund), upon receiving a proper instruction from the Advisor;

(iii)	assist the Advisor in identifying, sourcing, evaluating and negotiating the structure of the investments made by the Fund;

(iv)	assist the Advisor in monitoring and servicing the Fund’s investments;

(v)	assist the Advisor in performing due diligence on prospective portfolio companies;

(vi)	assist the Advisor in negotiating, obtaining and managing financing facilities for the benefit of the Fund or its subsidiaries;

(vii)	participate in the valuation process of portfolio investments pursuant to valuation policies and procedures approved by the Board or a committee thereof;

(viii)	participate in the review of draft periodic reports to be filed with the Securities and Exchange Commission (the “SEC”) and Fund registration statements;

(ix)	participate in presentations to: (a) dealer manager wholesaling personnel; (b) broker-dealer road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums;

(x)	as required or otherwise permitted by the Board, attend meetings of, and participate in presentations to, the Board; and

(xi)	provide the Advisor with such other related services as the Advisor may, from time to time, reasonably require for the Advisor to manage the Fund.

Notwithstanding the foregoing, each investment by the Fund will require the approval of the Advisor. The investment process is a collaborative effort between the Advisor and Sub-Advisor, and the investment committee of the Advisor will approve transactions as recommended by the Sub-Advisor. The Advisor shall approve each of the Fund’s investments pursuant to the procedures agreed upon between the Advisor and Sub-Advisor. In addition, certain joint investments or co-investments by the Fund with the Sub-Advisor or its affiliates will require the prior approval of the Board, in each case, to the extent required by the 1940 Act and pursuant to the applicable terms of any exemptive order that may be issued by the SEC relating to the Fund. All investment decisions and approvals shall comply in all respects with the Advisor’s and Sub-Advisor’s investment approval policies and the applicable terms of any exemptive order issued by the SEC relating to the Fund.

(c)          Power and Authority. To facilitate the Sub-Advisor’s performance of its responsibilities as set forth herein, but subject to the restrictions contained herein and the obligation of the Advisor to approve each of the Fund’s investments, the Advisor hereby delegates to the Sub-Advisor, and the Sub-Advisor hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. If the Sub-Advisor deems it necessary or advisable to make, through a special purpose vehicle, any investment it is permitted hereunder to make on behalf of the Fund, then the Sub-Advisor shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investment through such special purpose vehicle in accordance with applicable law. The Advisor, on behalf of the Fund, but subject to the restrictions contained herein, also grants to the Sub-Advisor power and authority to engage in all activities (and anything incidental thereto) that the Sub-Advisor reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)          Acceptance of Appointment. The Sub-Advisor hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Advisor shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s then-effective registration statement on Form N-2 filed with the SEC, as may be amended from time to time, the Fund’s prospectus that forms a part of the Registration Statement, as may be amended and supplemented from time to time, and/or the Fund’s periodic reports filed with the SEC from time to time; (ii) subject to the Sub-Advisor’s prior written consent, such policies, directives, regulatory restrictions and compliance policies as the Advisor may from time to time establish or issue and communicate to the Sub-Advisor in writing; and (iii) applicable law and related regulations. The Advisor shall notify the Sub-Advisor in writing of changes to (i), (ii) or (iii) above promptly after it becomes aware of such changes. In no event shall the Sub-Advisor be held responsible for failing to comply with any of (i), (ii) or (iii) unless it had previously received the notification in the foregoing sentence and, with respect to (ii), the Sub-Advisor had previously provided its prior written consent in respect thereof.

(e)          Independent Contractor Status. The Sub-Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund.

(f)          Record Retention. Subject to review by, and the overall control of, the Board, the Sub-Advisor shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours or as may be agreed upon by the Sub-Advisor. The Sub-Advisor agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 10, provided that the Sub-Advisor may retain a copy or originals of such records to the extent required by applicable law.

2.          Expenses.

Except as provided below in this Section 2, the Sub-Advisor assumes no obligation with respect to, and shall not be responsible for, the expenses of the Advisor or the Fund in fulfilling the Sub-Advisor’s obligations hereunder.

During the term of this Agreement, the Sub-Advisor shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be capable of assisting it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Advisor or made available to the Sub-Advisor by its members or affiliates. The Advisor shall cause the Sub-Advisor to be reimbursed by the Fund or the Advisor, as appropriate, for expenses reasonably incurred by the Sub-Advisor at the request of or on behalf of the Fund or the Advisor, to the same extent as such expenses would be reimbursable to the Advisor pursuant to Section 5 of the Advisory Agreement had such expenses been incurred by the Advisor.

3.          Compensation.

In consideration for the Sub-Advisor’s services hereunder, with respect to each Term Year (as defined below), the Advisor shall pay the Sub-Advisor 40% of the Management Fee and Incentive Fee actually received and retained and not otherwise used to support expenses (each as defined in and calculated in accordance with Section 6 of the Advisory Agreement), payable to the Sub-Advisor within 10 business days after the Management Fee or Incentive Fee is paid by the Fund to the Advisor.

In the event this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Advisor during the Term Year in which such termination occurs, the advisory fees payable to the Advisor shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 10 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.          Representations and Warranties of the Sub-Advisor.

The Sub-Advisor represents and warrants to the Advisor and the Fund as follows:

(a)          The Sub-Advisor is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)          The Sub-Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)          The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor;

(d)          The Sub-Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments;

(e)          The Sub-Advisor agrees that it will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

(f)          Part 2 of the Sub-Advisor’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Advisor, is a true and complete copy of the form. The Sub-Advisor will promptly provide the Advisor and the Fund with a complete copy of all subsequent amendments to Part 2 of its Form ADV; and

(g)          The Sub-Advisor shall comply in all material respects with all requirements applicable to the investment adviser of a closed-end fund like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

5.          Representations and Warranties of the Advisor.

The Advisor represents and warrants to the Sub-Advisor and the Fund as follows:

(a)          The Advisor is or will at all necessary times be registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)          The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)          The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)          The Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments;

(e)          The Advisor agrees that it will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

(f)          Part 2 of the Advisor’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Sub-Advisor, is a true and complete copy of the form. The Advisor will promptly provide the Sub-Advisor with a complete copy of all subsequent amendments to Part 2 of its Form ADV;

(g)          The Advisor and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Advisor to enter into this Agreement; and

(h)          The Advisor shall comply in all material respects with all requirements applicable to the investment adviser of a closed-end fund like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

6.          Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 4 and 5 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

7.          Liability of Sub-Advisor.

The Sub-Advisor will exercise its reasonable judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 7, the term “Sub-Advisor” shall include any affiliates of the Sub-Advisor performing services for the Fund contemplated hereby, and directors, officers and employees of the Adviser and of such affiliates. The Sub-Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder.

8.          Indemnification.

Subject to Section 7 hereof, the Sub-Advisor, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Fund for any action taken or omitted to be taken by the Sub-Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Sub-Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Sub-Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

9.          Confidentiality.

(a)          Each of the Sub-Advisor and the Advisor acknowledges and agrees that pursuant to this Agreement, either party may have access to the other party’s non-public, confidential and proprietary information and materials concerning or pertaining to the other’s business (“confidential information”). Each party will receive and hold such confidential information in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of the Fund’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Fund; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information which:

(i)          has been published by either party or is otherwise in the public domain through no fault of the other party; or

(ii)         is within the legitimate possession of a party prior to its disclosure by the other party and without any obligation of confidence; or

(iii)        after disclosure, is lawfully received by a party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; or

(iv)        is independently developed by a party through persons who have not had access to, or knowledge of, the confidential information; or

(v)         is approved in writing for disclosure by a party prior to its disclosure.

(b)          Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 9.

(c)          Notwithstanding anything to the contrary herein, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(d)          To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

(e)          Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is:

(i)          in response to any order of a court, regulator or any governmental body or political subdivision thereof (and in such circumstances such party shall, unless prohibited from so doing by subpoena, order or law, x) give notice to the other party of its receipt of such order and y) cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes for which the order was issued), or

(ii)         otherwise required by law, or

(iii)        necessary to establish such party’s rights under this Agreement, such party’s or its Representative’s compliance with the terms of this Agreement, or in connection with any dispute arising under this Agreement.

(f)           For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers) or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 9 are in addition to the terms of any other agreements between the parties or their affiliates.

10.         Duration and Termination of Agreement.

(a)          Term and Effectiveness. This Agreement shall become effective as of the date hereof (the “Effective Date”). This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Fund’s Independent Trustees, in accordance with the requirements of the 1940 Act.

(b)          Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the Advisor, if the Board or a majority of the outstanding voting securities of the Fund determine that this Agreement should be terminated, or (ii) the Sub-Advisor. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Advisory Agreement. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Advisor and the Sub-Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)          Notwithstanding any termination of this Agreement, the Sub-Advisor shall be entitled to receive all amounts payable to it for services performed hereunder prior to and including the date of such termination and not yet paid pursuant to Sections 2 or 3 hereof.

11.         Other Activities of the Sub-Advisor.

(a)          Services Not Exclusive. The Fund and the Advisor understand that the Sub-Advisor and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies that have the same, similar or different investment objectives and strategies as the Fund, including any offshore entities or private accounts. The Fund and the Advisor understand that the persons employed by the Sub-Advisor to assist in the performance of the Sub-Advisor’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Sub-Advisor or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Sub-Advisor of its duties and obligations under this Agreement. The Sub-Advisor and the Fund understand that trustees, officers, employees and shareholders of the Fund are or may become interested in the Sub-Advisor and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Sub-Advisor and directors, officers, employees, partners, shareholders, members and managers of the Sub-Advisor and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise. If any person who is a member, manager, partner, officer or employee of the Sub-Advisor is or becomes a trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Sub-Advisor shall be deemed to be acting in such capacity solely for the Fund, and not as a member, manager, partner, officer or employee of the Sub-Advisor or under the control or direction of the Sub-Advisor, even if paid by the Sub-Advisor.

(b)          Proxy Voting. The Sub-Advisor may exercise voting rights on any assets held in the portfolio investments of portfolio companies in accordance with the Sub-Advisor’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Sub-Advisor is obligated to furnish to the Advisor and the Fund, in a timely manner, a record of all matters relating to a portfolio security it exercised voting rights with respect to considered at any shareholder meeting held during the period covered by the relevant report on Form N-PX in such form and format that complies with Form N-PX.

12.         Sub-Advisor’s Duties Regarding Fund Transactions.

(a)          Placement of Orders. The Sub-Advisor will take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Sub-Advisor, in its sole discretion, selects. To that end, the Sub-Advisor is authorized as the Fund’s agent to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the Fund’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Sub-Advisor is subject to the supervision of the Board and is directed at all times to seek to obtain best execution, subject to provisions (b) and (c) of this Section 12.

(b)          Selection of Brokers and Dealers. In the selection of brokers and dealers to execute portfolio transactions, the Sub-Advisor is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research and other services provided by the brokers and dealers that the Sub-Advisor believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Sub-Advisor is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Sub-Advisor a higher commission than that charged by other brokers and dealers if the Sub-Advisor determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Sub-Advisor’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Sub-Advisor may advise. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. To the extent permitted by applicable law, the Sub-Advisor may selected affiliated brokers and dealers to execute portfolio transactions.

(c)          Aggregated Transactions. On occasions when the Sub-Advisor deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Sub-Advisor or its affiliates (“advised funds”), the Sub-Advisor is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other advised funds to the extent permitted by the 1940 Act and/or any applicable exemptive relief. When an order is so aggregated, the Sub-Advisor may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Sub-Advisor will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the applicable funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in the obligor on the Fund’s investments. The Sub-Advisor and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

13.        Custody.

Nothing in this Agreement will require the Sub-Advisor to take or receive physical possession of cash, securities, or other investments of the Fund.

14.        Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

15.        Amendments.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

16.        Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered as an investment company under the 1940 Act and the Sub-Advisor is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

17.        Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CION ARES MANAGEMENT, LLC

By:
Name:
Title:

ARES CAPITAL MANAGEMENT II LLC

By:
Name:
Title:

By:
Name:
Title:

cion ares diversified credit FUND, solely as a party with respect to Sections 8 and 11(a)

By:
Name:
Title:

[Signature Page to Investment Sub-Advisory Agreement]

EXHIBIT A

Advisory Agreement

[See Attached]